Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Fund Service Providers” and “Financial Highlights” in the Prospectus and the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 714 to the Registration Statement (Form N-1A; File No. 333-138490) of Invesco Exchange-Traded Fund Trust II of our reports on the Predecessor Funds as follows: our report dated July 31, 2017, with respect to the financial statements and financial highlights of Guggenheim China Small Cap ETF, Guggenheim China Real Estate ETF, Guggenheim Frontier Markets ETF and Guggenheim MSCI Global Timber ETF (four of the series constituting Claymore Exchange-Traded Fund Trust 2) included in the Annual Report to shareholders for the fiscal year ended May 31, 2017; our report dated July 31, 2017, with respect to the financial statements and financial highlights of Guggenheim S&P Global Dividend Opportunities Index ETF (one of the series constituting Claymore Exchange-Traded Fund Trust) included in the Annual Report to shareholders for the fiscal year ended May 31, 2017; and our report dated December 21, 2017, with respect to the financial statements and financial highlights of Guggenheim MSCI Emerging Markets Equal Country Weight ETF (one of the series constituting Rydex ETF Trust) included in the Annual Report to shareholders for the fiscal year ended October 31, 2017.

/s/ Ernst & Young LLP

Tysons, Virginia

February 27, 2019